Exhibit 99.1

GenesisCare Expands their MR-guided Radiotherapy Reach with the
Purchase of Multiple MRIdian® Systems

Master agreement includes program plans for up to a further 14 systems with immediate expansion in 2 key markets

CLEVELAND, Ohio, June 24, 2021—ViewRay, Inc. (NASDAQ: VRAY) today announced that GenesisCare has entered into a master purchase agreement for up to 14 MRIdian® MR-Guided Therapy Systems, immediately expanding programs in United Kingdom (UK) and Ft. Myers, Florida. GenesisCare, the largest provider of cancer services globally, has now chosen MRIdian to offer personalized, precise radiation therapy in the U.S. and in three of its UK centers.

“GenesisCare was founded with a mission to provide cancer patients with access to the most comprehensive and advanced treatment possible, no matter their location,” said Dan Collins, CEO and founder, GenesisCare. “We work hard to continue to find opportunities to partner with companies who are driving innovation, change, and challenging the status quo of possible treatments. As a team, including ViewRay, The Pancreatic Cancer Research Fund, and the University of Oxford, we’ve already seen compelling results from the Compassionate Access Programme (in the UK).”

With more than 440 oncology and cardiology centers in total, GenesisCare offers radiotherapy at centers across Europe, Australia, and the United States. Every year more than 400,000 people from around the world receive care through GenesisCare's team of more than 5,500 highly trained healthcare professionals and support staff.

"We're proud to expand our collaboration with GenesisCare. They have demonstrated the value of MRIdian SMART (stereotactic MR-guided adaptive radiotherapy) to patients in the UK at their Oxford site," said Scott Drake, President and CEO of ViewRay. "We now have the opportunity to vastly expand the patient benefits through our partnership in the UK, United States, and beyond. This agreement is a milestone in our mission to treat and prove what others can’t.”

The MRIdian system provides oncologists outstanding anatomical visualization through diagnostic-quality MR images and the ability to adapt a radiation therapy plan to the targeted cancer with the patient on the table. This combination allows physicians to define tight treatment margins to avoid unnecessary radiation exposure of vulnerable nearby organs-at-risk and allows the delivery of ablative radiation doses in five or fewer treatment sessions, without relying on implanted markers. By providing real-time continuous tracking of the target and surrounding healthy tissues, MRIdian enables automatic gating of the radiation beam if the target moves outside the user-defined margins. This allows for delivery of the prescribed dose to the target, while sparing surrounding healthy tissue and critical structures, which results in minimizing toxicities typically associated with conventional radiation therapy.

More than 12,500 patients have been treated with MRIdian. Currently, 44 MRIdian systems are installed at hospitals around the world where they are used to treat a wide variety of solid tumors and are the focus of numerous ongoing research efforts. MRIdian has been the subject of hundreds of peer-reviewed publications, scientific meeting abstracts, and presentations. For a list of treatment centers, please visit: https://viewray.com/find-mridian-mri-guided-radiation-therapy/

About GenesisCare

Australian-headquartered GenesisCare delivers treatment to people with cancer and heart disease, the two largest disease burdens globally. GenesisCare is committed to leading the change in how care is given and is currently leading or participating in more than 150 clinical trials. We employ more than 5,500 highly trained physicians, healthcare professionals and support staff across Australia, Europe, and now the U.S. This follows our acquisition of major U.S. integrated oncology provider 21st Century Oncology in May 2020.

Every year GenesisCare clinical teams see more than 400,000 people at more than 440 locations. For cancer treatment, that includes more than 300 locations in the U.S., 38 locations in Australia, 14 in the UK and 21 in Spain, with more than 30 new centers under development. We also offer cardiology and sleep services at more than 80 locations across Australia. Our purpose is to design care experiences that get the best possible life outcomes. The GenesisCare team believes that care should be focused on the individual, not the condition, and are proud of our world-class patient satisfaction ratings. For more information visit www.genesiscare.com

About ViewRay

ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian’s high-definition MR was purpose built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

ViewRay is a medical device manufacturer and cannot and does not recommend specific treatment approaches. Individual results may vary. The results described herein may not be predictive.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, anticipated future orders and ViewRay's anticipated future operating and financial performance, treatment results and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the recent COVID-19 (coronavirus) pandemic, including its impacts across our businesses on demand, operations and our global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Reports on Form 10-Q, as updated periodically with the company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update. the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Media Enquiries:

Samantha Pfeil

Director, Marketing Communications

ViewRay, Inc.

spfeil@viewray.com

Investor Relations:

Ashley Kluth

Investor Relations

ViewRay, Inc.

akluth@viewray.com

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